Exhibit 21.1

OCLARO, INC. SUBSIDIARIES

Avanex Communications Technologies Co., Ltd., a People’s Republic of China Company

Avanex International Corporation, a Delaware corporation

Avanex U.S.A. Corporation, a Delaware corporation

Avalon Photonics AG, a Swiss corporation

Bookham International Ltd., a Cayman Islands company

Bookham Nominees Ltd., a U.K. company

Forthaven Ltd., a U.K. company

Mintera Corporation, a Delaware corporation

New Focus GmbH, a German corporation

Oclaro (Canada), Inc., a Canadian corporation

Oclaro Innovations LLP, a U.K. limited liability partnership

Oclaro Korea, Inc. a Korean corporation

Oclaro International Ltd., a Cayman Islands company

Oclaro Israel Ltd., an Israeli corporation

Oclaro Japan, Inc., a Japanese corporation

Oclaro Japan K.K., a Japanese corporation

Oclaro Luxembourg S.A., a Luxembourg company

Oclaro Malaysia Sdn Bhd

Oclaro (New Jersey), Inc., a Delaware corporation

Oclaro (North America), Inc., a Delaware corporation

Oclaro Photonics, Inc., a Delaware corporation

Oclaro (Switzerland) GmbH, a Swiss corporation(1)

Oclaro Technology, Inc., a Delaware corporation

Oclaro Technology Ltd., a U.K. corporation

Oclaro Technology (Shenzhen) Co., Ltd., a People’s Republic of China company

Oclaro (Thailand) Limited, a Thai company

Opnext Germany GmbH, a German corporation

Opnext, Inc., a Delaware corporation

Opnext Subsystems, Inc., a Delaware corporation

Pine Photonics Communications, Inc., a Delaware corporation

Rio Sub 1, Inc., a Delaware corporation

Rio Sub 2, Inc., a Delaware corporation

Stratalight Communications Canada, Inc., a Canadian corporation

(1)	Sold to II-VI Incorporated on September 12, 2013.